Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Acquires $12 Million Senior Living Campus in Southern California

MURFREESBORO, Tenn. - (October 1, 2012) National Health Investors, Inc. (NYSE:NHI) announced today the $12 million acquisition of a 181-unit senior living campus in Loma Linda, California funded from available cash and from borrowings on NHI's revolving credit facility. The Linda Valley campus is comprised of 98 independent living units and 83 skilled nursing beds.

Chancellor Health Care, LLC, will lease and continue to operate the campus for an initial term of 15 years plus renewal options at a lease rate of 9% plus annual fixed escalators. “Chancellor Health Care has over 20 years of senior living operating experience. We are pleased to establish our business relationship,” said Justin Hutchens, NHI's President and CEO. “Acquiring this campus provides a foothold in Southern California.”

About National Health Investors
National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, independent living facilities, senior living campuses, medical office buildings, and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI's web site at http://www.nhireit.com